Exhibit 21.1
Subsidiary
PCTEL, Inc.
PCTEL (Shanghai) Electronics Company LTD
PCTEL (Tianjin) Electronics Company Ltd.
PCTEL Israel Ltd.
PCTEL Limited (United Kingdom)
PCTEL Private Wireless Ltd.
PCTEL Sdn Bhd
Wireless IP Inc.